Exhibit 10.1

September 9th, 2016

BioAmber Inc.

1250 Rene-Levesque Blvd. West, Suite 4310

Montreal, Quebec,

Canada H3B 4W8

Attention: President & CEO

Dear Mr. Jean-François Huc:

Re:	Bridging Finance Inc. (in its capacity as lender, the “Lender”), demand non-revolving credit facility in favour of the Borrower (as defined below)

The Lender is pleased to offer the credit facility (the “Facility”) described in this letter agreement (the “Agreement”) subject to the terms and conditions set forth herein including, without limitation, the satisfactory completion of due diligence. Unless otherwise indicated, all amounts are expressed in Canadian currency. All capitalized terms not otherwise defined in the body of this Agreement shall have the meanings ascribed hereto in Schedule “A”.

Borrower:	BioAmber Inc. (the “Borrower”), a corporation incorporated pursuant to the laws of Delaware

Lender:Bridging Finance Inc.

Guarantors:	BioAmber Canada Inc. and, if the BioAmber Lux Windup is not completed within 60 days of the date hereof, BioAmber International S.A.R.L (together, the “Guarantors”)

Facility:

Non-revolving demand loan of up to $25,000,000.  Subject to the provisions hereof, the Lender may demand payment in writing at any time and this Facility shall become payable by the Lender immediately upon receipt of such demand.

Purpose:	To refinance certain amounts owed by the Borrower to Tennenbaum Capital Partners (“TCP”) and for general working capital and corporate purposes.

Term:	The earlier of the date of demand and September 30, 2017

Loan

Availability:

Subject to the terms and conditions of this Agreement, the amount available under the Facility may be drawn only in a single advance on the date of the initial advance under the Facility, at which time any undrawn amount under the Facility shall be permanently cancelled.

Interest Rate

and Fees:

Interest: Interest shall accrue at an annual rate of Bank of Montreal Prime plus ten and eight tenths of one percent (10.8%) calculated on the daily outstanding balance of the Facility and compounded monthly, not in advance and with no deemed reinvestment of monthly payments. On the occurrence of an Event of Default, interest shall be calculated at an annual rate of twenty-one percent (21%) per annum calculated and compounded as aforesaid. Bank of Montreal Prime shall mean the floating annual rate of interest established from time to time by the Bank of Montreal as the base rate it will use to determine rates of interest on Canadian dollar loans to customers in Canada and designated as its Prime Rate.

Work Fee:  A work fee of one and fifty hundredths of one percent (1.50%) of the size of the Facility, plus any applicable taxes due thereon, shall be due and payable by the Borrower to the Lender at the time of the first advance of the Facility and shall be deducted from the advance of the Facility.

Administration Fee: If the Borrower fails to pay any amounts on the day such amounts are due or if the Borrower fails to deliver the required reports set out herein, the Borrower shall pay to the Lender a late administration fee of $100.00 per day, plus any applicable taxes due thereon, until such date that such payment has been made or the Borrower has delivered such report, as the case may be.

Expenses: The Borrower shall pay all fees and expenses (including, but not limited to, all due diligence, consultant, field examination and appraisal costs, all fees and expenses for outside legal counsel and other outside professional advisors and the time spent by the Lender and its representatives in retaking, holding, repairing, processing and preparing for disposition and disposing of the Security calculated at the Lender’s standard per diem rate in effect at such applicable time and established by the Lender  in its sole discretion for internal personnel of the Lender) reasonably incurred by the Lender in connection with the preparation, registration and ongoing administration of this Agreement and the Security and with the enforcement of the Lender’s rights and remedies under this Agreement or the Security, whether or not any amounts are advanced under this Agreement.  If the Lender has paid any expense for which the Lender is entitled to reimbursement from the Borrower and such expense has not been deducted from the advance of the Facility, such expense shall be payable by the Borrower upon demand therefor from the Lender.  All such fees and expenses and interest thereon shall be secured by the Security only if the funds under the Facility are advanced.

Payments:

Without limiting the right of the Lender to at any time demand repayment according to the terms of this Agreement, and subject to and in addition to the requirement for repayment in full pursuant to this Agreement at the end of the Term, interest only at the aforesaid rate, calculated daily and compounded and payable monthly, not in advance on the outstanding amount of the Facility, shall be due and payable on the last Business Day of each and every month during the Term.

Prepayment:

After April 1, 2017, the Facility can be repaid in full or partially at any time without any fee or penalty upon at least ninety (90) days prior written notice to the Lender (for clarity, the earliest date where such prepayment can occur without any fee or penalty is April 2, 2017, provided at least a ninety (90) days prior notice has been sent to the Lender).  After April 1, 2017, the Facility can also be repaid in full or partially at any time without any prior notice or with a prior notice of less than ninety (90) days, provided that in such event, or in the event of a termination of the Facility resulting from the occurrence of an Event of Default, the Borrower shall pay to the Lender an amount equal to the following formula:

I/365 x (90- N) x M

Where:
I = the annual interest rate on the Facility on the date that notice of termination, or demand, as the case may be, is made

N = the number of days between the date that notice of termination is provided, and the date of termination, provided that if such number is greater than ninety (90) days, it shall be equal to 90 for the purposes of this calculation, and if demand occurs during the occurrence of an

Event of Default, N shall equal 0
M = the outstanding amount, including any interest and other fees owing, under this Agreement, on the date that notice of termination, or demand, as the case may be, is provided

Deposit:	The Lender acknowledges that it has been paid a deposit of $80,000 towards its expenses by the Borrower and that any unused amount of such deposit will be credited against the Facility.

Renewal:

Subject to demand by the Lender or the occurrence and continuance of an Event of Default, the Borrower acknowledges that the principal amount of the Facility is payable upon maturity at the end of the Term and that the Lender is not obligated to grant any renewal or extension of the Term.

Application of

Payments:

Notwithstanding anything else contained herein, all payments received by the Lender shall first be credited as repayment of interest and fees or other charges owing by the Borrower and then as repayment of the principal amount owing by the Borrower to the Lender hereunder.

Conditions

Precedent:	The availability of the Facility is subject to and conditional upon the following conditions:

(i)

satisfactory completion of the Lender’s due diligence and continual due diligence, including the Lender’s review of the corporate structure of the Borrower and the Operating Companies and operations of the Borrower, the Operating Companies and their respective business and financial plans;

(ii)

receipt of a duly executed copy of this Agreement and the Security, in form and substance satisfactory to the Lender and its legal counsel, registered as required to perfect and maintain the security created thereby and such certificates, authorizations, resolutions and legal opinions as the Lender may reasonably require including an opinion from the Borrower’s and Guarantors’ counsel with respect to status and the due authorization, execution, delivery, validity and enforceability of this Agreement and the Security;

(iii)	the discharge or subordination of any and all existing security against the Borrower, other than the security listed in Schedule B hereto, as may be required by the Lender;

(iv)	payment of all fees owing to the Lender hereunder;

(v)	delivery of such financial and other information or documents relating to the Borrower and the Operating Companies as the Lender may require;

(vi)	the Lender being satisfied that there has been no material deterioration in the financial condition of the Borrower or the Operating Companies;

(vii)

no event shall have occurred and be continuing and no circumstance shall exist which has not been waived, which constitutes a default in respect of any material commitment, agreement or any other instrument to which the Borrower or any Operating Company is a party or is otherwise bound, entitling any other party thereto to accelerate the maturity of amounts of principal owing thereunder or terminate any such material commitment, agreement or instrument which would have a material adverse effect upon the financial condition, property, assets, operation or business of the Borrower or any Operating Company; and

(viii)	no event that constitutes, or with notice or loss of time or both, would constitute an Event of Default shall have occurred.

Covenants:	The Borrower and each Guarantor jointly and severally covenants and agrees with the Lender, while this Agreement is in effect, to:

(i)	pay all sums of money when due hereunder or arising therefrom;

(ii)

provide the Lender with prompt written notice of any event which constitutes, or which, with notice, lapse of time, or both, would constitute an Event of Default, a breach of any covenant or other term or condition of this Agreement or of any other Credit Document;

(iii)	use the proceeds of the Facility for the purposes provided for herein;

(iv)

continue, and cause the Operating Companies to continue, to carry on business in the nature of or related to the business transacted by the Borrower and the Operating Companies prior to the date hereof in the name and for the account of the Borrower and the Operating Companies;

(v)	keep and maintain books of account and other accounting records in accordance with generally accepted accounting principles;

(vi)	ensure all shares constituting Collateral are in the possession and control of the Lender;

(vii)

cause all material properties and assets used or useful in the conduct of the business of the Borrower and each of the Operating Companies to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its reasonable judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

(viii)	cause each of the Operating Companies to not sell, transfer, convey, lease or otherwise dispose of any of its material assets or fail to renew any material contracts;

(ix)	not incorporate any subsidiary or otherwise permit any other entity to carry on any business currently conducted or anticipated to be conducted by the Borrower;

(x)

not transfer any cash or other material assets to any person other than the Borrower or a Guarantor and cause each Operating Company that is not a Guarantor to transfer all of its cash distributions (after paying ordinary course expenses) to a Guarantor or the Borrower, subject to the rights of the existing lenders and shareholders of any such Operating Company;

(xi)	not, and cause each of the Operating Companies to not, sell, transfer, convey, lease or otherwise dispose of any of its properties or assets, other than in the ordinary course of its business;

(xii)	not, and cause each of the Operating Companies to not, sell, transfer, convey,

encumber or otherwise dispose of any of its capital stock or permit any reorganization or change of control of the Borrower or any Operating Company;

(xiii)	not purchase or redeem its shares or units or otherwise reduce the capital of the Borrower or any Operating Company;

(xiv)	not declare or pay any dividends, or distributions to unit holders, or repay any shareholders’ loans, interest thereon or share capital of the Borrower;

(xv)

not make loans or advances (excluding for greater certainty, salaries and bonuses (which shall not be funded from the sale of assets) payable in the ordinary course of business and in accordance with past practice) to shareholders, directors, officers or any other related or associated party;

(xvi)

permit the Lender and its representatives, at any time and from time to time, with such frequency as the Lender, in its sole discretion, may require, to visit and inspect the Borrower’s and each Operating Companies’ respective premises, properties and assets and to examine and obtain copies of the Borrower’s and each Operating Companies’ records or other information and discuss the Borrower’s and each Operating Companies’ affairs with the auditors, counsel and other professional advisors of the Borrower and each Operating Company all at the reasonable expense of the Borrower;

(xvii)	keep the Lender informed on any changes to the strategy of the Borrower or any Operating Company;

(xviii)	forthwith notify the Lender of the particulars of any action, suit or proceeding, pending or to the Borrower's knowledge threatened against the Borrower or any Operating Company;

(xix)

in a form and manner prescribed by the Lender (which may include by fax and/or e-mail), deliver to the Lender any financial information, certified by a senior officer of the Borrower, with respect to the Borrower and any Operating Company as and when reasonably requested by the Lender;

(xx)

file, and cause each of the Operating Companies to file, all tax returns which the Borrower and each Operating Company must file from time to time, to pay or make provision for payment of all taxes (including interest and penalties) and other potential preferred claims which are or will become due and payable and to provide adequate reserves for the payment of any tax, the payment of which is being contested;

(xxi)	not, and cause each of the Operating Companies to not, make any capital expenditures other than those that are in a budget approved by the Lender, in its sole discretion;

(xxii)

not, and cause each of the Operating Companies to not, grant, create, assume or suffer to exist any mortgage, charge, Lien, pledge, security interest, including a purchase money security interest, or other encumbrance affecting any of the properties, assets or other rights of the Borrower or any Operating Company except for Encumbrances approved by the Lender (collectively, “Permitted Encumbrances”) which for certainty includes those Encumbrances listed on Schedule B hereto;

(xxiii)	shall keep its business and the Collateral insured for risks and in amounts standard for companies in the Borrower’s industry and location and as the

Lender may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to the Lender.  All property policies shall have a lender’s loss payable endorsement showing the Lender as lender loss payee and waive subrogation against the Lender and shall provide that the insurer must give the Lender at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy.  All liability policies shall show, or have endorsements showing, the Lender as an additional insured with a waiver of subrogation rights, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give the Lender at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy.  At the Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at the Lender’s option, be payable to the Lender on account of the Obligations;

(xxiv)	not cancel any debt owing to it;

(xxv)

not, and cause each of the Operating Companies to not, create, incur, assume or permit to exist any indebtedness, except indebtedness existing on the date of this Agreement and indebtedness consented to in writing by the Lender, provided that “indebtedness” includes, without limitation, (i) debt for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured); (ii) all indebtedness created or arising under any conditional sale or other title retention agreements; and, (iii) capital lease obligations;

(xxvi)

not grant a loan or make an investment in or provide financial assistance to a third party (including, any Operating Company) by way of a suretyship, guarantee or otherwise except for financial assistance existing as of the date of this Agreement and delivered in connection with indebtedness secured by Permitted Encumbrances;

(xxvii)	not change its name, merge, amalgamate or otherwise enter into any other form of business combination with any other entity without the prior written consent of the Lender;

(xxviii)	the Borrower will provide 30 days prior written notice to the Lender of any change in the Borrower’s or any Operating Company’s places of business;

(xxix)

keep the Borrower’s and each Operating Companies’ assets fully insured against such perils and in such manner as would be customarily insured by companies carrying on a similar business or owning similar assets;

(xxx)

comply, and cause each of the Operating Companies to comply, with all laws and regulations, including consumer lending regulations; to advise the Lender promptly of any action, requests or violation notices received from any government or regulatory authority concerning the Borrower’s and/or the Operating Companies’ operations; and to indemnify and hold the Lender harmless from all liability of loss as a result of any non-compliance with such laws and regulations;

(xxxi)

promptly provide the Lender with notice if any license or agreement of the Borrower or any Operating Company required by the Borrower or such Operating Company to conduct its business, as then conducted, is terminated, materially restricted or is threatened to be terminated or material restricted;

(xxxii)

comply, and cause each Operating Company to comply, with all public reporting and disclosure requirements and all requirements of any securities laws applicable to the Borrower and any Operating Company;

(xxxiii)

cause BioAmber International S.A.R.L. to be wound up within 60 days of the date hereof and cause all assets of BioAmber International S.A.R.L. to be distributed to the Borrower (the “BioAmber Lux Windup”).  Should the BioAmber Lux Windup not be completed within 60 days of the date hereof, the Borrower and the Lender shall cause BioAmber International S.A.R.L. to execute all documents requested by the Lender to cause BioAmber International S.A.R.L. to become a Guarantor and to provide all Security that the Lender may request;

(xxxiv)

within 90 days of the date hereof, enter into an intercreditor agreement, on terms satisfactory to the Lender, in its sole discretion, with each person currently having security over the assets of the Borrower and/or the Operating Companies;

(xxxv)

the Borrower shall use its best efforts to, within 90 days of the date hereof, cause BioAmber Sarnia Inc. to become a “Guarantor” for purposes of this Facility and to provide to the Lender with security, in form satisfactory to the Lender, on all of the property and assets of BioAmber Sarnia Inc., which security shall be for amounts and rank in the following priorities with all other holders of security in BioAmber Sarnia Inc.:

(i)	First rank: Comerica Bank, Export Development Canada and Farm Credit Canada for an amount of $16,923,077;

(ii)	Second rank: the Lender, for an amount of $15 million;

(iii)	Third rank: Business Development Bank of Canada for an amount of $10 million;

(iv)	Fourth rank: the Lender, for an amount of $10 million; and

(v)	Fifth rank: the Ontario Government (Ministry of Economic Development, Employment and Infrastructure) for an amount of $15 million; and

(xxxvi)

promptly, and in any event within two Business Days, use all proceeds received by the Borrower on account of (i) the exercise of any of the Borrower’s outstanding warrants issued in connection with its initial public offering completed in May 2013, and (ii) the issuance of shares in connection with any financing, to repay all or a portion of the then outstanding Facility.

Security and other

Requirements:

Borrower hereby grants Lender, to secure the payment and performance in full of all of its Obligations, a continuing security interest in, and pledges to the Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (the “General Security Interest”). In addition to the foregoing, as general and continuing security for the performance by the Borrower and each of the Guarantors of all of its Obligations, present and future, to the Lender, including, without limitation, the repayment of advances granted hereunder and the payment of interest, fees and any other amounts provided for hereunder and under the security documents, the Borrower and the Guarantors each undertake to grant to the Lender and to maintain at all times the following security in form satisfactory to the Lender (together with the General

Security Interest, the “Security”), in accordance with the forms in use by the Lender or as prepared by its solicitors:

(i)

a pledge agreement, on the Lender’s form, signed by the Borrower constituting a first ranking security interest in all of the Borrower’s interest in the Operating Companies subject only to Statutory Encumbrances and other Permitted Encumbrances, and excluding the shares owned in BioAmber Sarnia Inc.;

(ii)

an intellectual property security agreement, on the Lender’s form, providing security on all of the Borrower’s and the Guarantors intellectual property, subject to the exclusions described in Schedule C;

(iii)	an assignment of adequate all risk, business interruption, commercial general liability and property insurance (including the equipment of the Borrower in an amount not less than its appraised value);

(iv)	a movable hypothec affecting the universality of assets of the Borrower and the Guarantor;

(v)	postponement and assignment of all claims from the directors and shareholders of the Borrower and each Guarantor; and

(vi)	such other security as may be reasonably required by the Lender.

Should the BioAmber Lux Windup not be completed to the satisfaction of the Lender, in its sole discretion, prior to the date that is 60 days following the date hereof, BioAmber Lux shall become a Guarantor for purposes of this Agreement and shall provide all security requested of it by the Lender, including any of the Security listed above that the Lender determines to be appropriate, in its sole discretion.

The Borrower shall execute any further instruments and take further action as the Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.

Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to the Permitted Liens identified as such that may have superior priority to Lender’s lien under this Agreement).  If Borrower shall acquire a commercial tort claim in an amount greater than Fifty Thousand Dollars ($50,000), Borrower shall promptly notify Lender in writing signed by Borrower of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lender.  If this Agreement is terminated, the Lender’s lien on the Collateral shall continue until the Obligations of the Borrower hereunder are satisfied in full, and at such time, Lender shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to the Borrower and the Lender shall, at the Borrower’s sole cost and expense, execute such documentation and take such further action as may be reasonably necessary to make effective the termination contemplated by this paragraph. If at any time after such termination or Lender’s release of its security interest granted herein any Collateral or other property Lender receives in satisfaction of the Obligations of the Borrower hereunder is recovered, disgorged, set aside or otherwise avoided, or is subject to recovery, disgorgement, being set aside or avoided (whether through a formal court proceeding or otherwise) by or to Borrower, a bankruptcy trustee, a receiver or similar representative, then this Agreement shall be deemed revived, reinstated and in full force and effect as if the original disposition was never made to the Lender, and the Lender’s security interest and all other rights in the Collateral shall be deemed in full force and effect until the full and final repayment of all Obligations of the Borrower hereunder.

Borrower hereby authorizes Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect the Lender’s interest or rights hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail all in the Lender’s discretion.

Events

of Default:

Without limiting any other rights of the Lender under this Agreement, including the right of the Lender to demand repayment at any time irrespective of the occurrence or continuance of an Event of Default, if any one or more of the following events (an “Event of Default”) has occurred and is continuing:

(i)	the Borrower fails to pay when due any principal, interest, fees or other amounts due under this Agreement or under any of the Security;

(ii)

the Borrower or any Guarantor breaches any provision of this Agreement or any of the Security or other agreement with the Lender, and such breach has not been cured ten (10) days following the receipt by the Borrower or a Guarantor of a notice to this effect;

(iii)	the Borrower or any Operating Company is in default under the terms of any other contracts, agreements or otherwise with any other creditor;

(iv)

any representation or warranty made or deemed to have been made in this Agreement or any other Credit Document, or in any written statement pursuant hereto or thereto, including any information certificate delivered in association with the entering into this Agreement, or in any report, financial statement or certificate made or delivered to the Lender by the Borrower, shall be untrue or incorrect in any material respect as of the date when made or deemed made, regardless of whether such breach involves a representation or warranty with respect to a party that has not signed this Agreement;

(v)	the Borrower or any Operating Company ceases or threatens to cease to carry on business in the ordinary course;

(vi)

any default or failure by the Borrower or any Operating Company to make any payment of wages or other monetary remuneration payable by the Borrower or any Operating Company to their respective employees under the terms of any contract of employment, oral or written, express or implied;

(vii)

any default or failure by the Borrower to keep current all amounts owing to parties other than the Lender who, in the Lender’s sole opinion, have or could have a security interest, trust or deemed trust in the property, assets or undertaking of the Borrower or any Guarantor which, in the Lender’s sole opinion could rank in priority to the security held by the Lender upon the property, assets and undertaking of the Borrower or any Guarantor;

(viii)	if, in the reasonable opinion of the Lender, there is a Material Adverse Change in the financial condition, ownership or operation of the Borrower or any Operating Company;

(ix)	the Borrower or any Operating Company is unable to pay its debts as such debts become due, or is adjudged or declared to be or admit to being bankrupt or insolvent;

(x)

any judgment or award is made against the Borrower or any Operating Company, in respect of which (i) in the opinion of the Lender, acting reasonably, is likely to cause a Material Adverse Effect with respect to the Borrower or any Operating Company, (ii) there is not an appeal or proceeding for review being diligently pursued in good faith or (iii) adequate provision has not been made on the books of the Borrower or any Operating Company, as applicable; or

(xi)	any notice of intention is filed or any voluntary or involuntary case or proceeding filed or commenced for:

(a)

the bankruptcy, liquidation, winding-up, dissolution or suspension of general operations of the Borrower or any Operating Company, or the approval of a plan or a proposal for liquidation by any of the shareholders of the Borrower or any Operating Company;

(b)

the composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts of the Borrower or any Operating Company;

(c)

the appointment of a trustee, receiver, receiver and manager, liquidator, administrator, custodian or other official for, all or any significant part of the assets of the Borrower or any Operating Company;

(d)

the possession, foreclosure, retention, sale or other disposition of, or other proceedings to enforce security over, all or any significant part of the assets of the Borrower or any Operating Company; or

(e)

any secured creditor, encumbrancer or lienor, or any trustee, receiver, receiver and manager, agent, bailiff or other similar official appointed by or acting for any secured creditor, encumbrancer or lienor, takes possession of or forecloses or retains, or sells or otherwise disposes of, or otherwise proceeds to enforce security over all or any significant part of the assets of the Borrower or any Operating Company or gives notice of its intention to do any of the foregoing;

then, in such event, the Lender may, by written notice to the Borrower declare all monies outstanding under the Facility to be immediately due and payable.  Upon receipt of such written notice, the Borrower shall immediately pay to the Lender all monies outstanding under the Facility and all other Obligations of the Borrower to the Lender in connection with the Facility under this Agreement.  The Lender may enforce its rights to realize upon its security and retain an amount sufficient to secure the Lender for the Borrower’s Obligations to the Lender.  On the occurrence of an Event of Default, the Lender may notify any debtor owing the Borrower money of the Lender’s security interest in such funds and verify the amount of such account. The Borrower hereby confirms that it has no knowledge of any actual or imminent Insolvency Proceeding of any of its debtors.

Nothing contained in this section shall limit any right of the Lender under this Agreement to demand payment of the Facility at any time, provided that, notwithstanding any other provisions of this Agreement, if the Lender requires the payment of the Facility in the absence of the occurrence of an Event of Default, the Borrower shall have a grace period of 15 days in order to put in place a new financing as necessary in order to repay the Facility.

The Borrower hereby irrevocably appoints the Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse the Borrower’s name on any checks or other forms of payment or security; (b) sign the Borrower’s name on any invoice or bill of lading for any account or drafts against any debtor of the Borrower; (c) settle and adjust disputes and claims about the accounts directly with any debtor of the Borrower, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under the Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) make any disposition of the Collateral into the name of the Lender or a third party as the Uniform Commercial Code permits.  Borrower hereby appoints the Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of the Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full.  The Lender’s foregoing appointment as the Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid.

Evidence of

Indebtedness:

The Lender shall maintain records evidencing the Facility. The Lender shall record the principal amount of the Facility, the payment of principal and interest on account of the Facility, and all other amounts becoming due to the Lender under this Agreement.

The Lender's accounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Lender pursuant to this Agreement.

Representations

and Warranties:	The Borrower and each Guarantor jointly and severally represents and warrants to the Lender that:

(i)	the Borrower and each of the Operating Companies has been incorporated under the laws of its jurisdiction of incorporation and has not been terminated;

(ii)

In connection with this Agreement, the Borrower has delivered to the Lender a completed certificate signed by the Borrower, entitled “Perfection Certificate”.  The Borrower represents and warrants to the Lender that (i) the Borrower and each Operating Company’s exact legal name and address is as indicated in section (a) of the Perfection Certificate; (ii) the Borrower and each Operating Company is an organization of the type and is organized in the jurisdiction set forth in section (b) of the Perfection Certificate; (iii) section (c) of the Perfection Certificate accurately sets forth the Borrower and each Operating Company’s organizational identification number or accurately states that there is none; (iv) section (d) of the Perfection Certificate accurately sets forth the names (formal and informal), jurisdiction of formation, organizational structure or type, and organizational number assigned by its jurisdiction that Borrower and each Subsidiary used for the past five (5) years; and (v) all other information set forth on the Perfection Certificate is accurate and complete;

(iii)	the full name of the Borrower is “BioAmber Inc.”, it does not have a French version of such name and it carries on business under the name and style “BioAmber Inc.”;

(iv)	the Borrower and each Operating Company are duly registered and licensed to carry on business in the jurisdictions in which they carry on business or own property where so required by the laws of that jurisdiction and they are not otherwise precluded from carrying on business or owning property in such jurisdictions by any other commitment, agreement or document;

(v)	the Borrower and each Operating Company has full corporate power and authority to carry on its business as now carried on by it;

(vi)

the Borrower is the sole, direct or indirect, beneficial shareholder of each Operating Company (other than BioAmber Sarnia Inc. in which it owns 60% and Amberworks LLC in which it owns 50%) and has no other subsidiaries as of the date hereof and there are no outstanding shares, options or agreements for the purchase of any of the shares or membership interests of these such entities, except as set forth in the joint venture agreement of BioAmber Sarnia Inc. governing the relationship between the Borrower and Mitsui & Co., Ltd.;

(vii)

the information with respect to the assets, liabilities and financial performance of the Borrower, as set out in the annual and interim financial statements and management discussion and analysis set out in the Borrower’s Public Record disclosure posted on EDGAR, are materially correct as of the dates thereof;

(viii)

the Public Record, information contained on the Borrower’s website, and all financial, marketing, sales and operational information provided to the Lender do not contain any misrepresentations (as such term is defined in the Applicable Laws);

(ix)

the Borrower has complied and will fully comply with the requirements of all applicable corporate and securities laws and administrative policies and directions, including, without limitation, the Applicable Laws in relation to the issue and trading (where such trading was undertaken by the Borrower) of its securities;

(x)

the Borrower and the Operating Companies are in compliance with all applicable laws, regulations and statutes in the jurisdictions in which they carry on business and which may materially affect the Borrower and the Operating Companies, have not received a notice of non-compliance, nor knows of, nor have reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations and statutes, and the Borrower and the Operating Companies are not aware of any pending change or contemplated change to any applicable law or regulation or governmental position that would materially affect the business of the Borrower, the Operating Companies or the business or legal environment under which they operate;

(xi)

the Borrower and the Operating Companies have all material licences, permits, approvals, consents, certificates, registrations and other authorizations (collectively the “Permits”) under all applicable laws and regulations necessary for the operation of the businesses currently carried on, or proposed to be carried on, by the Borrower and the Operating Companies and each Permit is valid, subsisting and in good standing and the Borrower and the Operating Companies are not in default or breach of any Permit, and to the best of the knowledge of the Borrower, no material proceeding is pending or threatened to revoke or limit any Permit;

(xii)

the Borrower is a “reporting issuer” in the United States and has its shares posted and listed for trading on the New York Stock Exchange (“NYSE”) and is not in default of any of the requirements of the Applicable Laws or any of the administrative policies or notices of the Regulatory Authorities, including the NYSE;

(xiii)

no order ceasing, halting or suspending trading in securities of the Borrower nor prohibiting the sale of such securities has been issued to and is outstanding against the Borrower or its directors, officers or promoters or against any other companies that have common directors, officers or promoters and, to the best of the Borrower’s knowledge, no investigations or proceedings for such purposes are pending or threatened;

(xiv)

the Borrower has and will have filed as of the time of the initial advance hereunder all documents that are required to be filed under the continuous disclosure provisions of the Applicable Securities Laws, including annual and interim financial information and annual reports, press releases disclosing material changes and Material Change reports;

(xv)

the execution, delivery and performance by the Borrower of this Agreement and all documents delivered in connection with this Agreement have been duly authorized by all necessary actions and do not violate the constating documents or any Applicable Laws or agreements to which the Borrower or any Guarantor is subject or by which it is bound;

(xvi)

the Borrower’s and the Operating Companies’ financial statements most recently provided to the Lender fairly present their financial positions as of the date thereof and its results of operations and cash flows for the fiscal period covered thereby, and since the date of such financial statements, there has occurred no Material Adverse Change in the Borrower’s and each Operating Companies’ business or financial condition;

(xvii)

there is no claim, action, prosecution or other proceeding of any kind pending or threatened against the Borrower or any Operating Company or any of their respective assets or properties (including any of its intellectual property) before any court or administrative agency which relates to any non-compliance with any law which, if adversely determined, might have a material adverse effect upon its financial condition or operations or its ability to perform its Obligations under this Agreement or any of the Security, and there are no circumstances of which the Borrower is aware which might give rise to any such proceeding;

(xviii)

there is no litigation or governmental proceeding pending or, to the best of its knowledge, threatened against the Borrower or any Operating Company which, if adversely determined, would materially adversely affect the financial condition of the Borrower or such Operating Company;

(xix)

neither the Borrower nor any Operating Company is a party to any agreement or instrument, or subject to any corporate restriction or any judgment, order, writ, injunction, decree, award, rule or regulation, which materially adversely affects or, to the best of its knowledge, in the future is likely to materially and adversely affect, its ability to enter this Agreement or any other Credit Document or to perform its Obligations;

(xx)

neither the Borrower nor any Operating Company has any contingent liabilities which are not disclosed on or referred to in the financial statements most recently delivered to the Lender which would have a Material Adverse Effect on its business or prospects;

(xxi)	there are no outstanding rent payments owing by the Borrower or any Operating

Company in respect of any leased real property;

(xxii)

the Borrower and the Operating Companies have good and marketable title to all of their properties and assets, free and clear of any Encumbrances, other than Statutory Encumbrances, Permitted Encumbrances or as may otherwise be provided for herein, and except, as it relates to BioAmber Sarnia Inc., with respect to all securities pledged to its existing lenders;

(xxiii)

Section (f) of the Perfection Certificate lists all Intellectual Property of Borrower and the Operating Companies. Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (i) non-exclusive licenses granted to its customers in the ordinary course of business, (ii) over-the-counter software and other non-customized mass market licenses that are commercially available to the public, and (iii) material Intellectual Property licensed to the Borrower and noted on the Perfection Certificate.  Except as specifically noted in the Perfection Certificate, the Borrower has the full right and authority to dispose of its Intellectual Property, and each of the Operating Companies has the full right and authority to dispose of its Intellectual Property;

(xxiv)

no event has occurred which constitutes, or which, with  notice, lapse of time, or both, would constitute, an Event of Default, a breach of any covenant or other term or condition of this Agreement or any of the Security given in connection therewith; and

(xxv)

each of the Borrower and the Operating Companies has filed all tax returns which were required to be filed by them, if any, paid or made provision for payment of all taxes (including interest and penalties) which are due and payable, if any and provided adequate reserves for payment of any tax, the payment of which is being contested, if any.

Tax Indemnity:

Any and all payments made by Borrower under this Agreement or any Credit Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto) other than any taxes imposed on or measured by Lender’s overall net income and franchise taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) as a result of Lender being organized or resident, conducting business (other than a business deemed to arise from Lender having executed, delivered or performed its obligations or received a payment under, or enforced, or otherwise with respect to, this Agreement or any Credit Documents) or having its principal office in such jurisdiction (“Indemnified Taxes”).  If any Indemnified Taxes shall be required by law to be withheld or deducted from or in respect of any sum payable under this Agreement or any Credit Documents to Lender (w) an additional amount shall be payable as may be necessary so that, after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (x) Borrower shall make such withholdings or deductions, (y) Borrower shall pay the full amount withheld or deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) Borrower shall deliver to Lender evidence of such payment.  Borrower’s obligation under this paragraph shall survive the termination of this Agreement.

Books and Records:	The Borrower agrees, upon request and 24 hours prior written notice, to promptly provide the Lender with unfettered access to the books and records of the Borrower and the

Operating Companies.

Confidentiality:

Each party agrees to keep all of the information and terms related to this Agreement confidential.  In particular, the existence of this Agreement or the discussions surrounding this Agreement, and any confidential information exchanged in connection with this Agreement cannot be used by the receiving party (except in connection with the administration of the Facility) or disclosed to any party, including other creditors, without the other party’s prior written consent.  Notwithstanding the preceding, as a result of Borrower’s status as a publicly traded company listed on the New York Stock Exchange, Borrower has the obligation to issue a press release announcing the execution of this Agreement, and publicly file a Form 8-K and this Agreement with the United States of America Securities and Exchange Commission. The date and the content of any such disclosure shall be discussed in good faith and agreed to by both parties, acting reasonably, taken into consideration the public disclosure obligations applicable to the Borrower..

General:

Credit: The Borrower authorizes the Lender, hereinafter, to obtain such factual and investigative information regarding the Borrower, from others as permitted by law, to furnish other consumer credit grantors and credit bureaus such information.  The Lender, after completing credit investigations, which it will make from time to time concerning the Borrower must in its absolute discretion be satisfied with all information obtained, prior to any advance being made under the Facility.

The Borrower further authorizes any financial institution, creditor, tax authority, employer or any other person, including any public entity, holding information concerning the Borrower, or its assets, including any financial information or information with respect to any undertaking or suretyship given by the Borrower, to supply such information to the Lender in order to verify the accuracy of all information furnished or to be furnished from time to time to the Lender and to ensure the solvency of the Borrower at all times.

Non-Merger: The provisions of this Agreement shall not merge with any of the Security, but shall continue in full force and effect for the benefit of the parties hereto. In the event of an inconsistency between this Agreement and any of the Security and security documentation, including the Security, the provisions of this Agreement shall prevail.

Further Assurances and Documentation:  The Borrower shall do all things and execute all documents deemed necessary or appropriate by the Lender for the purposes of giving full force and effect to the terms, conditions, undertakings hereof and the Security granted or to be granted hereunder.

Severability: If any provision of this Agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor shall it invalidate, affect or impair any of the remaining provisions of this Agreement.

Marketing: The Borrower and the Lender shall be permitted to use the name of the Borrower and the amount of the Facility for advertising purposes.

Governing Law: This Agreement and all agreements arising hereinafter shall be deemed to have been made and accepted in the City of Toronto, Ontario and construed in accordance with and be governed by the laws of the Province of Ontario and of Canada applicable therein; provided, however, that to the extent any provisions of this Agreement relate to Collateral in the United States, including the grant of any security interest in such Collateral, or any proceedings relating to such Collateral are instituted, such provisions and proceedings shall be interpreted in accordance with and exclusively governed by the laws of the state of Delaware.

Counterparts: This Agreement, the Security and all agreements arising hereinafter may be executed in any number of separate counterparts by any one or more of the parties thereto, and all of said counterparts taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by telecopier, PDF or by other electronic means shall be as effective as delivery of a manually executed counterpart.

Assignment: This Agreement when accepted and any commitment to advance, if issued, and the Security in furtherance thereof may be assigned by the Lender.  The Borrower and each Guarantor may not assign or transfer all or any part of its rights or obligations under this Agreement, any such transfer or assignment being null and void insofar as the Lender are concerned and rendering any balance then outstanding under the Facility immediately due and payable at the option of the Lender.

Joint and Several:  Where more than one person is liable as the Borrower for any obligation under this Agreement, then the liability of each such person for such obligation is joint and several with each other such person.

Time: Time shall be of the essence in all provisions of this Agreement.

Whole Agreement, Amendments and Waiver: This Agreement, the Security and any other written agreement delivered pursuant to or referred to in this Agreement constitute the whole and entire agreement between the parties in respect of the Facility. There are no verbal agreements, undertakings or representations in connection with the Facility. No amendment or waiver of any provision of this Agreement will be effective unless it is in writing signed by the Borrower and the Lender. No failure or delay on the part of the Lender in exercising any right or power hereunder or under any of the Security shall operate as a waiver thereon.  No course of conduct by the Lender will give rise to any reasonable expectation which is in any way inconsistent with the terms and conditions of this Agreement and the Security or the Lender’s rights thereunder.

[THIS REST OF THIS PAGE IS INTENTIONALLY BLANK. SIGNATURE PAGE FOLLOWS]

If the terms and conditions of this Agreement are acceptable to you, please sign in the space indicated below and return the signed copy of this Agreement to us. Acceptance may also be effected by facsimile or scanned transmission and in counterpart.

We thank you for allowing us the opportunity to provide you with this Agreement.

Yours truly,

BRIDGING FINANCE INC., as lender

Per:  /s/ Andrew Mushore

Name:  Andrew Mushore

Title: Chief Compliance Officer

I have authority to bind the Corporation.

ACCEPTANCE

The undersigned hereby accepts this Agreement this __9__ day of September, 2016.

BIOAMBER INC., as Borrower

Per:  /s/ Jean-François Huc

Name:  Jean-François Huc

Title: CEO

I have authority to bind the Corporation.

BIOAMBER CANADA INC., as Guarantor

Per:  /s/ Jean-François Huc

Name:  Jean-François Huc

Title: President

I have authority to bind the Corporation.

Schedule A

Definitions

In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

(a)

“Applicable Laws” means, with respect to any person, property, transaction or event, all present or future statutes, regulations, rules, orders, codes, treaties, conventions, judgments, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction, in each case, having the force of law in any applicable jurisdiction.

(b)

“Applicable Securities Laws” means all federal and state securities laws of the United States applicable to the Borrower, together with all the regulations and rules made and promulgated thereunder and all administrative policy statements, instruments, blanket orders and rulings, notices and administrative directions issued by the securities commission or equivalent regulatory authority in the United States;

(c)	“Board” means the board of directors of the Borrower.

(d)	“Business Day” means any day other than a Saturday or a Sunday or any other day on which banks are closed for business in Toronto, Ontario.

(e)

“Cargill License” means (i) that certain Commercial License Agreement in the field of succinic acid, dated April 15, 2010, as amended, initially entered into between Cargill, Inc., through its Bio Technology Development Center (“Cargill”) and BioAmber S.A.S., a French entity, and now being between Cargill and BioAmber International SARL as a result of a reorganization transaction completed in October 2011, and (ii) that certain Commercial License Agreement in the field of adipic acid, dated May 4, 2012, entered into between Cargill and the Borrower.

(f)	“Collateral” means any and all properties, rights and assets of Borrower and the Guarantors, including those described on Schedule C.
(g)

“Credit Documents” shall mean this Agreement, each Guarantee and all security agreements, hypothecs, mortgages and all other documents, instruments, certificates, and notices at any time delivered by any person (other than the Lender or its affiliates) in connection with any of the foregoing;

(h)

“Encumbrances” means any mortgage, Lien, pledge, assignment, charge, security interest, title retention agreement, hypothec, levy, execution, seizure, attachment, garnishment, right of distress or other claim in respect of property of any nature or kind whatsoever howsoever arising (whether consensual, statutory or arising by operation of law or otherwise) and includes arrangements known as sale and lease-back, sale and buy-back and sale with option to buy-back or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the PPSA or the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

(i)

“Insolvency Proceeding” is any proceeding by or against any person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

(j)	“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), charge, title retention agreement or arrangement,

restrictive covenant or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

(k)

“Material Adverse Change” means any change, condition or event which, when considered individually or together with other changes, conditions, events or occurrences could reasonably be expected to have a Material Adverse Effect.

(l)

“Material Adverse Effect” means a material adverse effect on (i) the business, revenues, operations, assets, liabilities (contingent or otherwise), financial condition or prospects of the Borrower or any Operating Company; (ii) on the rights and remedies of the Lender under this Agreement and the Security; (iii) on the ability of the Borrower to perform its obligations under the Credit Documents; or (iv) on the Liens created by the Security Agreements.

(m)

“Obligations” are the Borrower’s and the Guarantors’ obligations to pay when due any debts, principal, interest, fees, expenses, prepayment penalties and other amounts such person owes the Lender now or later, whether under the Credit Documents or otherwise, and including interest accruing after Insolvency Proceedings begin, and debts, liabilities, or obligations of such person assigned to the Lender, and to perform the Borrower’s and the Guarantor’s duties under the Credit Documents.

(n)	“Operating Companies” means BioAmber International S.A.R.L., BioAmber Sarnia Inc., Sinoven Biopolymers Inc., BioAmber Canada Inc. and BioAmber USA LLC and “Operating Company” means any one of them.
(o)	“Material Change” has the meaning defined in the Applicable Securities Laws.
(p)	“Permitted Encumbrances” means any Encumbrance approved by the Lender including, without limitation, any Encumbrance listed on Schedule B hereto.

(q)

“person” includes a natural person, a partnership, a joint venture, a trust, a fund, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity.

(r)	“PPSA” means the Personal Property Security Act (Ontario) as the same may be amended from time to time.

(s)

“Public Record” means the annual information forms, information circulars, material change reports, press releases, financial statements, management discussion and analysis, and other continuous disclosure documents filed or furnished by or on behalf of the Borrower, as applicable, with the NYSE and any applicable securities regulatory authority (including on EDGAR).

(t)

“Statutory Encumbrances” means any Encumbrances arising by operation of Applicable Laws, including, without limitation, for carriers, warehousemen, repairers', taxes, assessments, statutory obligations and government charges and levies for amounts not yet due and payable or which may be past due but which are being contested in good faith by appropriate proceedings (and as to which there are no other enforcement proceedings or they shall have been effectively stayed).

Words importing the singular include the plural thereof and vice versa and words importing gender include the masculine, feminine and neuter genders.

Schedule B

Permitted Encumbrances

“Permitted Encumbrances” are:

(a)	Liens existing on the date of this Agreement and shown in the Public Records;
(b)

Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its books;

(c)

purchase money Liens or capital leases (i) on equipment acquired or held by Borrower after the date of this Agreement which is incurred for financing the acquisition of the equipment securing no more than $500,000 in the aggregate amount outstanding, or (ii) existing on equipment when acquired prior to the date of this Agreement, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d)

Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(e)

leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another person, in the ordinary course of such person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another person, in the ordinary course of such person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein; and

(f)	non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business.

Schedule C

Collateral

The Collateral consists of all of Borrower’s and each Guarantor’s real and personal property of every kind and nature whether now owned or hereafter acquired by, or arising in favor of Borrower or any Guarantor, and regardless of where located, including, without limitation, all of Borrower’s and Guarantor’s right, title and interest in and to the following property:

1.All Goods, Accounts (including health-care receivables), Collateral Accounts, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property), Commercial Tort Claims, Documents, Instruments (including any Promissory Notes), Chattel Paper (whether tangible or electronic), cash and Cash Equivalents, Fixtures, letters of credit, Letter of Credit Rights (whether or not the letter of credit is evidenced by a writing), Securities, and all other Investment Property, Supporting Obligations, and Financial Assets, whether now owned or hereafter acquired, wherever located, but excluding (a) the Cargill License, and (b) BioAmber International SARL’s ownership of BioAmber Sarnia Inc. (i) to the extent such ownership is pledged to Comerica Bank pursuant to that certain Loan Agreement between BioAmber Sarnia, Comerica Bank and the other parties thereto dated as of June 20, 2014, as such agreement may be amended, restated, supplemented or otherwise modified from time to time and (ii) for so long as the Second Amended and Restated Joint Venture Agreement dated February 15, 2016 by and among the Borrower, BioAmber International SARL, Mitsui & Co., Ltd. and BioAmber Sarnia Inc. is in effect; and

2.All real property interests (including leaseholds, mineral rights, timber, etc.); and

3.All Borrower’s Books relating to the foregoing, and all additions, attachments, accessories, accessions and improvements to any of the foregoing, and all substitutions, replacements or exchanges therefor, and all Proceeds, insurance claims, products, profits and other rights to payments not otherwise included in the foregoing; provided, that, the grant of security interest herein shall not extend to and the term "Collateral" shall not include (a) rights held under any license that prohibits the granting of a security interest or that is not assignable by its terms without the consent of the licensor thereof (in all cases only to the extent such restriction on assignment is enforceable under applicable law); and (b) equipment subject to liens permitted pursuant to Subsection (c) of the definition of Permitted Encumbrances where the agreements governing the capital lease obligations or purchase money Indebtedness related thereto prohibit such security interest, for so long as such prohibition exists.